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                                                                    EXHIBIT 99.1

Contact: Leonard I. Fluxman,                             FOR IMMEDIATE RELEASE
         President and Chief Executive Officer
         (305) 358-9002



     STEINER LEISURE LIMITED AGREES TO ACQUIRE A 60% INTEREST IN MANDARA SPA
                         LLC AND MANDARA SPA ASIA LTD.

STEINER ACQUIRES CONTROLLING INTEREST IN PROMINENT WORLDWIDE OPERATOR OF RESORT AND MARITIME SPAS; STEINER SOLIDIFIES ITS POSITION AS THE LEADING PROVIDER OF SPA SERVICES TO CRUISE INDUSTRY

THE BAHAMAS - JUNE 27, 2001-- Steiner Leisure Limited (Nasdaq: STNR), the leading worldwide provider of spa services on cruise ships, announced that it has entered into an agreement to purchase a 60% interest in each of Mandara Spa LLC and Mandara Spa Asia Ltd. (collectively referred to as "Mandara Spa"). Mandara Spa currently operates spas in more than 50 locations worldwide, principally in Asia and the Pacific, the United States and the Caribbean. Mandara Spa also provides spa services for Silversea Cruises, Norwegian Cruise Line and Orient Lines.

Leonard Fluxman, President and Chief Executive Officer of Steiner confirmed that Steiner will pay $29.4 million in cash, $7.0 million in subordinated debt and $8.0 million in Steiner Leisure Common Shares for the interest in Mandara Spa. The transaction is expected to close in early July 2001.

Steiner is acquiring its interest in Mandara Spa's US operations from entities controlled by business interests of the Pritzker Family and Thomas Gottlieb, Mandara Spa's senior executive. Steiner is acquiring its interest in Mandara Spa's Asia operations primarily from entities controlled by Thomas Gottlieb and other founding shareholders. As part of the transaction, Gottlieb and Mark Edleson, Mandara Spa senior executives, have entered into employment agreements with Steiner calling for their continued employment in their current capacities. Shiseido Co., Ltd., a leading international manufacturer of cosmetics and personal care products will remain, through its subsidiaries, a 40% shareholder in Mandara Spa.

According to Fluxman "The Mandara Spa transaction will expand Steiner's presence in the resort spa market significantly. This will make us a leading player in the worldwide spa market with the combination of Mandara Spa's locations in Aruba, the Bahamas, Indonesia, Malaysia, Tahiti, Thailand, Honolulu, and Las Vegas; Steiner's locations in England, Hong Kong and Dubai; and the Greenhouse Day Spa operations in the United States which Steiner has agreed to acquire."

"Thomas Gottlieb has significant experience in the hospitality and spa arena. We look forward to working with Thomas and Mark Edleson to expand Mandara Spa's operations and the Mandara Spa brand. Thomas and Mark have developed a unique


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mystique around Mandara Spa. They were early pioneers in the use of tropical garden spas to enhance the spa experience and the allure of the Mandara Spa brand."

"Mandara Spa has excellent relations with major hotel and resort operators, including Hilton, Marriott, Sheraton, Westin, Park Place Entertainment, Accor, Sun International, Nikko, Club Med and Imperial Hotels. We believe Mandara Spa and Steiner Leisure working together will be able to bring an even higher level of service and spa expertise to their expanding operations."

"The purchase of a controlling interest in Mandara Spa is one more step in our strategy of diversifying our revenue and earnings base by extending our spa operations to the resort and day-spa market. It is also consistent with our intention of building a portfolio of brands to offer to our maritime and land-based clients and partners. Our Elemis brand, combined with our recently announced acquisition of the Greenhouse name and day-spa operations, and now the Mandara Spa brand give us a powerful stable of recognizable names and spa experiences to offer the global spa marketplace. "

"We look forward to a long and prosperous relationship with Shiseido in Mandara Spa. We have tremendous respect for Shiseido's management and powerful cosmetics brands. We are very impressed that Shiseido recognized early the close and increasingly important link between spa services and the distribution of cosmetics and personal care products."

Steiner Leisure Limited is the leading worldwide provider of spa services on cruise ships. The company operates the spas and salons on 100 cruise ships, including those of Carnival Cruise Line, Royal Caribbean Cruise Lines, Princess Cruises, Disney Cruises, Celebrity Cruises, and Holland America Lines. Steiner Leisure's Elemis Limited subsidiary manufactures its Elemis brand for use on board Steiner cruise ship spas. This top quality European line of beauty products is also distributed worldwide to five star hotels, salons, health clubs and destination spas. Elemis, as well as other Steiner private label products, including La Therapie, Ionithermie, and Steiner Hair Care, are available at WWW.TIMETOSPA.COM.

Steiner Leisure also owns and operates three post secondary schools (comprised of nine campuses) located in Miami, Fort Lauderdale, Orlando and Sarasota, Florida, and in Maryland, Virginia and Pennsylvania. Offering degrees in massage, advanced therapy and skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS NEWS RELEASE AND IN OUR OTHER PUBLISHED INFORMATION MAY CONTAIN FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS, WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE OUR DEPENDENCE ON CRUISE LINE CONCESSION AGREEMENTS AND LAND-BASED SPA AGREEMENTS OF SPECIFIED TERMS AND THAT ARE TERMINABLE BY CRUISE LINES AND THE LESSORS OF LAND-BASED SPAS WITH LIMITED OR NO ADVANCE NOTICE UNDER CERTAIN CIRCUMSTANCES; THE RISK THAT RENEWALS OF AN AGREEMENT WITH A CRUISE LINE OR LAND-BASED SPA WILL REQUIRE REDUCTIONS IN MARGINS ON EXISTING AGREEMENTS, AS


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WELL AS ON THE RENEWED AGREEMENT, WITH THAT CRUISE LINE OR LAND-BASED SPA; OUR
DEPENDENCE ON THE CRUISE INDUSTRY AND OUR BEING SUBJECT TO THE RISKS OF THAT INDUSTRY; UNCERTAINTIES BEYOND OUR CONTROL THAT COULD AFFECT OUR ABILITY TO TIMELY AND COST EFFECTIVELY CONSTRUCT LAND-BASED SPA FACILITIES; THE COMPANY'S LIMITED EXPERIENCE IN LAND-BASED SPAS; RISKS THAT ACCOMPANY THE ACQUISITION AND OPERATION OF FACILITIES IN COUNTRIES WITH HISTORIES OF ECONOMIC AND/OR POLITICAL INSTABILITY; THE RISK THAT THE COMPANY WILL BE UNABLE TO EFFECTIVELY INTEGRATE NEW ACQUIRED BUSINESSES OR FACILITIES; CHANGES IN TAX AND OTHER LAWS AND REGULATIONS AFFECTING STEINER LEISURE LIMITED AND OTHER FACTORS DESCRIBED IN FURTHER DETAIL IN STEINER LEISURE LIMITED'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE RISK FACTORS SET FORTH IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000.

The company will be holding a conference call at 10:00 am (E.D.T.) on Thursday, June 28, 2001. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of the press release.

If you wish to participate in this conference call, please call 415/217-0050 for domestic and international calls approximately 10 minutes before the scheduled time and give the password Steiner. This call is available for replay from Thursday, June 28, 2001 (approximately 3 hours after the call takes place) for one week. You may reach it by dialing 913/385-6780 for both domestic and international calls. The PIN access code is 2008."

CONTACT:

     Steiner Leisure Limited, Coral Gables, Fla.
     Leonard I. Fluxman, 305/358-9002